Exhibit 99

News Release

STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

STANDEX REPORTS FISCAL FIRST QUARTER 2022 FINANCIAL RESULTS

●	Solid Financial Performance Driven by Growth at Electronics and Scientific Segments
●	End Market Strength and Conversion of New Business Opportunities Drove Approximately 17% Organic Growth Year-Over-Year
●	Price, Productivity and Efficiency Initiatives Contributed to Margin Expansion
●	Strong Balance Sheet and Liquidity Position Supported by Consistent Free Cash Flow Generation
●	Expect Further Improvement in Financial Performance in Fiscal Second Quarter 2022 Sequentially and Year-Over-Year

SALEM, NH – November 4, 2021 – Standex International Corporation (NYSE:SXI) today reported financial results for the first quarter of fiscal year 2022 ending September 30, 2021.

Summary Financial Results - Total Standex
($M except EPS and Dividends)	1Q22	1Q21	4Q21	Y/Y	Q/Q
Net Sales	$175.6	$151.3	$176.4	16.1%	-0.5%
Operating Income - GAAP	$22.8	$14.4	$22.4	59.0%	1.8%
Operating Income - Adjusted	$23.5	$16.5	$23.5	42.7%	-0.1%
Operating Margin - GAAP	13.0%	9.5%	12.7%	+350 bps	+30 bps
Operating Margin - Adjusted	13.4%	10.9%	13.3%	+250 bps	+10 bps
Net Income from Continuing Ops - GAAP	$15.8	$10.3	$14.4	52.9%	9.6%
Net Income from Continuing Ops - Adjusted	$16.3	$11.8	$17.1	38.0%	-4.4%

EBITDA	$30.5	$22.7	$30.4	34.4%	0.4%
EBITDA margin	17.4%	15.0%	17.2%	+240 bps	+20 bps
Adjusted EBITDA	$31.2	$24.8	$31.5	25.6%	-1.0%
Adjusted EBITDA margin	17.8%	16.4%	17.9%	+140 bps	-10 bps

Diluted EPS - GAAP	$1.30	$0.84	$1.18	54.8%	10.2%
Diluted EPS - Adjusted	$1.34	$0.96	$1.40	39.6%	-4.3%
Dividends per share	$0.24	$0.22	$0.24	9.1%	0.0%

Free Cash Flow	$8.1	$4.4	$26.4	82.7%	-69.4%
Net Debt to EBITDA	0.6x	1.1x	0.6x	-46.3%	1.8%

First Quarter Fiscal 2022 Results

Commenting on the quarter’s results, President and Chief Executive Officer David Dunbar said, “We are very pleased with our first quarter in which we once again delivered solid sales growth and record adjusted operating margins. The combination of robust performance in our businesses and the benefits of our successful portfolio transformation has resulted in us now being a stronger company than before the pandemic. We continue to consistently generate free cash flow, further strengthening our significant financial flexibility to execute on a very active pipeline of growth opportunities. We expect sequential improvement in our fiscal second quarter financial performance supported by our healthy backlog, ongoing productivity initiatives, and continued execution on our growth strategy.

“From a growth perspective, total company backlog realizable in under one year increased approximately 12% compared to fiscal fourth quarter 2021, and 56% compared to fiscal first quarter 2021, with strength particularly at the Electronics, Specialty Solutions, and Engraving segments. End markets such as electric vehicles and renewable energy continue to trend positively with commercial aviation, food service, and refuse markets showing signs of sequential recovery.

“We are leveraging these positive demand trends over a very active funnel of productivity and efficiency initiatives which is further benefitting our margin. Consolidated adjusted operating margin of 13.4% in fiscal first quarter 2022 represented a 250-basis point increase year-over-year and a 10-basis point improvement sequentially. Going forward, we are focused on driving manufacturing and supply chain productivity with actions including new lean programs and mitigating inflationary trends through price realization and cost consolidation efforts. At the Electronics segment, we remain on track to substantially complete our reed switch production and material substitution project by the end of fiscal 2022.

“Our financial profile remains strong with substantial flexibility to invest in a healthy pipeline of organic and inorganic growth opportunities. The Company had approximately $267 million in available liquidity and a net debt to adjusted EBITDA ratio of approximately 0.58x at the end of the fiscal first quarter 2022. We also reported free cash flow of approximately $8.1 million in the quarter, a $3.7 million increase year-over-year, reflecting improvement in working capital metrics.

“We are off to a solid start in the first quarter and expect improved financial performance year-over-year in fiscal 2022.  Our deep technical and applications expertise and innovative solutions continue to generate new opportunities for growth and further strengthen customer relationships. Our strong balance sheet positions us well to opportunistically grow our portfolio of high-quality businesses,” concluded Dunbar.

Outlook

In fiscal second quarter 2022, the Company expects revenue and operating margin to increase slightly compared to fiscal first quarter 2022. Revenue and operating margin are expected to significantly increase year-over-year compared to fiscal second quarter 2021.

Compared to fiscal first quarter 2022, the Company expects that the Specialty Solutions segment will have a moderate revenue increase reflecting further end market recovery and a strong backlog position. The Engraving segment is expected to have a slight sequential revenue increase due to the timing of projects.  Revenue at Engineering Technologies and Scientific are expected to be similar to fiscal first quarter 2022 results. The Electronics segment revenue is expected to decrease slightly reflecting a lower number of shipping days sequentially.

First Quarter Segment Operating Performance

Electronics (43% of sales; 58% of segment operating income)

	1Q22	1Q21(*)	% Change
Electronics ($M)
Revenue	$75.8	$55.3	37.2%
Operating Income	18.3	9.1	100.2%
Operating Margin	24.1%	16.5%

*Excludes $0.6M of purchase accounting expenses associated with Renco Electronics

Revenue increased approximately $20.6 million or 37.2% year-over-year reflecting a 36.1% organic growth rate with approximately $0.6 million of the total revenue increase or 1.1% related to foreign exchange. Organic revenue growth was due to a continued broad-based geographical recovery, increased demand for relays in renewable energy and electric vehicle applications, and pricing actions.

Operating income increased approximately $9.1 million or 100.2% year-over-year which reflected operating leverage associated with revenue growth and pricing and productivity actions.

In fiscal second quarter 2022, the Company expects a slight sequential decrease in revenue and operating margin reflecting a lower number of shipping days and product mix. Year-over-year, the Company expects revenue and operating margin to increase significantly compared to fiscal second quarter 2021.

Engraving (20% of sales; 16% of segment operating income)

	1Q22	1Q21	% Change
Engraving ($M)
Revenue	$35.2	$36.4	-3.4%
Operating Income	4.9	5.9	-17.0%
Operating Margin	13.9%	16.1%

Revenue decreased approximately $1.2 million or 3.4% year-over-year with operating income nearly $1 million lower year-over-year or 17% reflecting the timing of projects and geographic mix.

In fiscal second quarter 2022, the Company expects a slight increase in sales and operating margin due to the timing of projects, regional mix, demand for soft trim tooling, and the impact of productivity initiatives compared to fiscal first quarter 2022.

Scientific (12% of sales; 14% of segment operating income)

	1Q22	1Q21	% Change
Scientific ($M)
Revenue	$21.5	$16.7	29.2%
Operating Income	4.5	4.1	10.6%
Operating Margin	20.9%	24.5%

Revenue increased approximately $4.9 million or 29.2% year-over-year reflecting positive trends at pharmaceutical channels, clinical laboratories, and academic institutions primarily attributable to demand for COVID-19 vaccine storage compared to first quarter fiscal 2021.

Operating income increased approximately $0.4 million or 10.6% year-over-year, reflecting the volume increase and pricing initiatives partially offset by investments to support future growth opportunities and higher freight costs.

In fiscal second quarter 2022, the Company expects revenue and operating margin to be similar to fiscal first quarter 2022 reflecting continued demand for COVID-19 vaccine storage refrigeration and pricing actions partially offset by increased freight costs.

Engineering Technologies (10% of sales; 3% of segment operating income)

	1Q22	1Q21	% Change
Engineering Technologies ($M)
Revenue	$17.6	$17.6	-0.3%
Operating Income	0.9	0.5	91.7%
Operating Margin	5.1%	2.7%

On a year-over-year basis, revenue was similar reflecting positive trends in the space end market offset by the absence of the recently divested Enginetics business and the economic impact of COVID-19 on this segment’s end markets. Enginetics contributed approximately $3.0 million in revenue to fiscal first quarter 2021.

Operating income increased approximately $0.4 million representing a 91.7% increase year-over-year reflecting product mix and ongoing productivity initiatives offset by a $1.1 million one-time project-related charge.

In fiscal second quarter 2022, the Company expects revenue to be sequentially similar, but have a significant increase in operating margin due to project mix, productivity initiatives, and the absence of the aforementioned project-related charge.

Specialty Solutions (15% of sales; 9% of segment operating income)

	1Q22	1Q21	% Change
Specialty Solutions ($M)
Revenue	$25.5	$25.3	0.7%
Operating Income	2.8	3.9	-27.9%
Operating Margin	11.0%	15.4%

On a year-over-year basis, Specialty Solutions revenue increased approximately $0.2 million or 0.7% and operating income decreased $1.1 million or 27.9%. Fiscal first quarter 2022 results reflected recovery particularly in food service and specialty retail end markets. This was offset by the impact of a prior work stoppage which has been resolved. In addition, the Company experienced material inflation which it is seeking to recover through pricing actions.

In fiscal second quarter 2022, the Company expects a moderate increase in revenue and operating margin compared to fiscal first quarter 2022. The second quarter is expected to benefit from execution on a strong backlog position and the absence of the financial impact of the prior work stoppage.

Balance Sheet and Cash Flow Highlights

●

Net Debt: Standex had net debt of $68.9 million at September 30, 2021 compared to $63.1 million at the end of the fiscal 2021 and $106.2 million at the end of fiscal first quarter 2021.  Net debt for the first quarter of 2022 consisted primarily of long-term debt of $200 million and cash and equivalents of $130.7 million of which $102.2 million was held by foreign subsidiaries. The Company’s net debt to adjusted EBITDA leverage ratio was approximately 0.58x at the end of the fiscal first quarter 2022.

●

Cash Flow:  Net cash provided by continuing operating activities for the three months ended September 30, 2021, was $13.1 million compared to net cash provided by continuing operating activities of $9.2 million in the prior year. The Company generated free cash flow after capital expenditures of $8.1 million compared to free cash flow of $4.4 million in the fiscal first quarter of 2021. The year-over-year increase is primarily a result of improvement in working capital metrics.

Capital Allocation

●

Share Repurchase: During the fiscal first quarter, the Company repurchased approximately 97,000 shares for $9.5 million.  There is approximately $12.5 million remaining under the Board's current share repurchase authorization.

●

Capital Expenditures: In fiscal first quarter 2022, Standex’s capital expenditures were $5.0 million compared to $4.8 million in the fiscal first quarter of 2021.  Investments were focused on maintenance, safety, and the Company’s highest priority growth initiatives.  The Company expects fiscal year 2022 capital expenditures between $25 million and $30 million.

●

Dividends: On October 28, 2021, the Company declared a quarterly cash dividend of $0.26 per share, an approximately 8.3% year-over-year increase.  The dividend is payable on November 24, 2021, to shareholders of record on November 8, 2021.

Conference Call Details

Standex will host a conference call for investors tomorrow, November 5, 2021, at 8:30 a.m. ET. On the call, David Dunbar, President and CEO, and Ademir Sarcevic, CFO, will review the Company’s financial results and business and operating highlights. Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Events and Presentations,” located at www.standex.com.

A replay of the webcast will also be available on the Company’s website shortly after the conclusion of the presentation online through November 5, 2022. To listen to the teleconference playback, please dial (877)-344-7529 in the U.S. or (412)-317-0088 internationally; the passcode is 10160847. The audio playback via phone will be available through November 12, 2021. The webcast replay can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP adjusted income from operations, non-GAAP adjusted net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted EBITDA, adjusted EBITDA to net debt, and adjusted earnings per share. The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures including the impact of restructuring charges, purchase accounting, insurance recoveries, discrete tax events, loss on sale of a business unit, and acquisition costs help investors to obtain a better understanding of our operating results and prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Electronics, Engraving, Scientific, Engineering Technologies, and Specialty Solutions with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Brazil, Turkey, South Africa, India and China. For additional information, visit the Company's website at http://standex.com/.

Forward-Looking Statements

Statements contained in this Press Release that are not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company’s business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated.  These factors include, but are not limited to: the impact of pandemics such as the current coronavirus on employees, our supply chain, and the demand for our products and services around the world; materially adverse or unanticipated legal judgments, fines, penalties or settlements; conditions in the financial and banking markets, including fluctuations in exchange rates and the inability to repatriate foreign cash; domestic and international economic conditions, including the impact, length and degree of economic downturns on the customers and markets we serve and more specifically conditions in the automotive, construction, aerospace, defense, transportation, food service equipment, consumer appliance, energy, oil and gas and general industrial markets; lower-cost competition; the relative mix of products which impact margins and operating efficiencies in certain of our businesses; the impact of higher raw material and component costs, particularly steel, certain materials used in electronics parts, petroleum based products, and refrigeration components; the impact of higher transportation and logistics costs, especially with respect to transportation of goods from Asia; the impact of inflation on the costs of providing our products and services; an inability to realize the expected cost savings from restructuring activities including effective completion of plant consolidations, cost reduction efforts including procurement savings and productivity enhancements, capital management improvements, strategic capital expenditures, and the implementation of lean enterprise manufacturing techniques; the potential for losses associated with the exit from or divestiture of businesses that are no longer strategic or no longer meet our growth and return expectations; the inability to achieve the savings expected from global sourcing of raw materials and diversification efforts in emerging markets; the impact on cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs; the inability to attain expected benefits from acquisitions and the inability to effectively consummate and integrate such acquisitions and achieve synergies envisioned by the Company; market acceptance of our products; our ability to design, introduce and sell new products and related product components; the ability to redesign certain of our products to continue meeting evolving regulatory requirements; the impact of delays initiated by our customers; our ability to increase manufacturing production to meet demand including as a result of labor shortages; and potential changes to future pension funding requirements.  In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Contact:

Ademir Sarcevic, CFO

(603) 893-9701

e-mail : InvestorRelations@Standex.com

Standex International Corporation
Consolidated Statement of Operations
(unaudited)

	Three Months Ended
	September 30,
(In thousands, except per share data)	2021	2020

Net sales	$175,610	$151,286
Cost of sales	109,373	96,550
Gross profit	66,237	54,736

Selling, general and administrative expenses	42,752	38,869
Restructuring costs	440	1,488
Acquisition related costs	217	25

Income from operations	22,828	14,354

Interest expense	1,720	1,484
Other non-operating (income) / expense	23	(173)
Total	1,743	1,311

Income from continuing operations before income taxes	21,085	13,043
Provision for income taxes	5,264	2,696
Income from continuing operations	15,821	10,347

Income (loss) from discontinued operations, net of tax	(3)	(627)

Net income	$15,818	$9,720

Basic earnings per share:
Income (loss) from continuing operations	$1.32	$0.85
Income (loss) from discontinued operations	-	(0.05)
Total	$1.32	$0.80

Diluted earnings per share:
Income (loss) from continuing operations	$1.30	$0.84
Income (loss) from discontinued operations	-	(0.05)
Total	$1.30	$0.79

Average Shares Outstanding
Basic	12,023	12,228
Diluted	12,149	12,281

Standex International Corporation
Condensed Consolidated Balance Sheets
(unaudited)

	September 30,	June 30,
(In thousands)	2021	2021

ASSETS
Current assets:
Cash and cash equivalents	$130,683	$136,367
Accounts receivable, net	105,435	109,883
Inventories	100,082	91,862
Prepaid expenses and other current assets	27,844	23,504
Income taxes receivable	12,273	12,750
Total current assets	376,317	374,366

Property, plant, equipment, net	131,813	133,373
Intangible assets, net	96,416	98,929
Goodwill	276,908	278,054
Deferred tax asset	9,105	9,566
Operating lease right-of-use asset	38,803	37,276
Other non-current assets	31,280	30,659
Total non-current assets	584,325	587,857

Total assets	$960,642	$962,223

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$79,475	$74,756
Accrued liabilities	50,567	61,717
Income taxes payable	5,128	7,236
Total current liabilities	135,170	143,709

Long-term debt	199,575	199,490
Operating lease long-term liabilities	30,825	29,041
Accrued pension and other non-current liabilities	82,342	83,558
Total non-current liabilities	312,742	312,089

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	82,065	80,788
Retained earnings	865,355	852,489
Accumulated other comprehensive loss	(116,266)	(116,140)
Treasury shares	(360,400)	(352,688)
Total stockholders' equity	512,730	506,425

Total liabilities and stockholders' equity	$960,642	$962,223

Standex International Corporation and Subsidiaries
Statements of Consolidated Cash Flows
(unaudited)

	Three Months Ended
	September
(In thousands)	2021	2020

Cash Flows from Operating Activities
Net income	$15,818	$9,720
Income (loss) from discontinued operations	(3)	(627)
Income from continuing operations	15,821	10,347

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,725	8,193
Stock-based compensation	2,089	1,755
Non-cash portion of restructuring charge	(49)	(414)
Contributions to defined benefit plans	(52)	(52)
Net changes in operating assets and liabilities	(12,448)	(10,595)
Net cash provided by operating activities - continuing operations	13,086	9,234
Net cash provided by (used in) operating activities - discontinued operations	(15)	2,190
Net cash provided by operating activities	13,071	11,424
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(5,022)	(4,820)
Expenditures for acquisitions, net of cash acquired	-	(27,398)
Other investing activities	(31)	199
Net cash provided by (used in) investing activities	(5,053)	(32,019)
Cash Flows from Financing Activities
Proceeds from borrowings	-	16,500
Payments of debt	-	(16,500)
Contingent consideration payment	(1,167)	-
Activity under share-based payment plans	976	693
Purchases of treasury stock	(9,500)	(5,109)
Cash dividends paid	(2,890)	(2,692)
Net cash provided by (used in) financing activities	(12,581)	(7,108)

Effect of exchange rate changes on cash	(1,121)	2,592

Net changes in cash and cash equivalents	(5,684)	(25,111)
Cash and cash equivalents at beginning of year	136,367	118,809
Cash and cash equivalents at end of period	$130,683	$93,698

Standex International Corporation
Selected Segment Data
(unaudited)

	Three Months Ended
	September 30,
(In thousands)	2021	2020
Net Sales
Electronics	$75,836	$55,271
Engraving	35,170	36,401
Scientific	21,529	16,663
Engineering Technologies	17,573	17,633
Specialty Solutions	25,502	25,318
Total	$175,610	$151,286

Income from operations
Electronics	$18,273	$8,535
Engraving	4,874	5,873
Scientific	4,508	4,076
Engineering Technologies	899	469
Specialty Solutions	2,815	3,906
Restructuring	(440)	(1,488)
Acquisition Related Costs	(217)	(25)
Corporate	(7,884)	(6,992)
Total	$22,828	$14,354

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)

	Three Months Ended
	September 30,
(In thousands, except percentages)	2021	2020	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Net Sales	$175,610	$151,286	16.1%
Income from operations, as reported	$22,828	$14,354	59.0%
Income from operations margin	13.0%	9.5%
Adjustments:
Restructuring charges	440	1,488
Acquisition-related costs	217	25
Purchase accounting expenses	-	592
Adjusted income from operations	$23,485	$16,459	42.7%
Adjusted income from operations margin	13.4%	10.9%
Interest and other income (expense), net	(1,743)	(1,311)
Provision for income taxes	(5,264)	(2,696)
Discrete and other tax items	-	(196)
Tax impact of above adjustments	(164)	(436)
Net income from continuing operations, as adjusted	$16,314	$11,820	38.0%

EBITDA and Adjusted EBITDA:
Net income (loss) from continuing operations, as reported	$15,821	$10,347	52.9%
Net income from continuing operations margin	9.0%	6.8%
Add back:
Provision for income taxes	5,264	2,696
Interest expense	1,720	1,484
Depreciation and amortization	7,725	8,193
EBITDA	$30,530	$22,720	34.4%
EBITDA Margin	17.4%	15.0%
Adjustments:
Restructuring charges	440	1,488
Acquisition-related costs	217	25
Purchase accounting expenses	-	592
Adjusted EBITDA	$31,187	$24,825	25.6%
Adjusted EBITDA Margin	17.8%	16.4%

Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$13,086	$9,234
Less: Capital expenditures	(5,022)	(4,820)
Free operating cash flow	$8,064	$4,414

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)

	Three Months Ended
	September 30,
Adjusted earnings per share from continuing operations	2021	2020	% Change

Diluted earnings per share from continuing operations, as reported	$1.30	$0.84	54.8%

Adjustments:
Restructuring charges	0.03	0.10
Acquisition-related costs	0.01	-
Discrete tax items	-	(0.02)
Purchase accounting expenses	-	0.04
Diluted earnings per share from continuing operations, as adjusted	$1.34	$0.96	39.6%